EXHIBIT 2.1


                    AGREEMENT AND PLAN OF REORGANIZATION


        This Agreement and Plan of Reorganization (the "Agreement") is made and entered into as of June 5, 1995, by and among NEWELL CO., a Delaware corporation ("Newell"), ASHLAND ACQUISITION CO., a Delaware corporation ("Acquisition"), and ASHLAND PRODUCTS, INC., a Delaware corporation (the "Company").

                                 WITNESSETH:

        WHEREAS, Newell owns all of the outstanding capital stock of Acquisition; and

        WHEREAS, Thomas F. Gaffney ("Gaffney"), James J. Prete ("Prete"), Larry D. Adkisson ("Adkisson") and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GECC"), (collectively, the "Shareholders") own in the aggregate, 100% of the outstanding shares of capital stock of the Company, and have a right to acquire by options and a warrant issued by the Company, additional shares of capital stock, in the amounts described in Section 2.03 of this Agreement;

        WHEREAS, the respective Boards of Directors of Newell, Acquisition and the Company have approved the transactions provided for by this Agreement, pursuant to which the Company is to be merged into Acquisition in accordance with the applicable provisions of the Delaware Corporation Law, which merger is intended to qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, Newell has agreed (i) to provide the shares required to convert, at the Effective Time (as hereinafter defined) of the merger, each of the outstanding shares of Common (as defined in Section 2.03(a) of this Agreement) and Special (as defined in Section 2.03(a) of this Agreement) owned by Gaffney (collectively, the "Gaffney Stock") into shares of Common Stock, $1.00 par value, of Newell ("Newell Common Stock"), and (ii) to provide the cash required to purchase, at the Effective Time of the merger, each of the options for Common and Special owned by Prete and Adkisson (respectively, the "Prete Option" and the "Adkisson Option"), the warrant for Common owned by GECC (the "GECC Warrant"), and the Preferred (as defined in Section 2.03(a) of this Agreement) owned by GECC (the "GECC Stock"), subject to the provisions of this Agreement and the Agreement and Plan of Merger (the "Plan of Merger") attached hereto as Exhibit A, all upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in order to consummate the transactions set forth above and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties agree as follows:


                                  ARTICLE I
                                 THE MERGER


        1.01 THE MERGER. Subject to the terms and conditions of this Agreement and the Plan of Merger, the Company shall be merged with and into Acquisition in accordance with the Delaware Corporation Law (the "Merger"), the separate corporate existence of the Company shall cease, and Acquisition shall be the surviving corporation.

        The Plan of Merger sets forth the terms of the Merger, the mode of carrying the same into effect, the manner of converting the Gaffney Stock into shares of Newell Common Stock and the manner of purchasing for cash the GECC Stock and the Prete Option and Adkisson Option. Newell, Acquisition and GECC have entered into that certain Warrant Purchase Agreement, dated as of June 9, 1995 (the "Warrant Purchase Agreement"), providing for the purchase of the GECC Warrant.

        Immediately prior to the Merger, the GECC Warrant will be purchased by Acquisition for a cash purchase price of Three Million Four Hundred Sixty Eight Thousand Dollars ($3,468,000). In the Merger, the Preferred held by GECC will be converted into Five Million Dollars ($5,000,000) in cash, the Special held by Gaffney will be converted into 65,150 shares of Newell Common Stock and the Common held by Gaffney will be converted into 66,411 shares of Newell Common Stock. In the Merger, the options held by Prete for Common will be converted into Nine Hundred Twenty Seven Thousand Five Hundred Twenty Dollars ($927,520) in cash, the options held by Prete for Special will be converted into Eight Hundred Twenty Five Thousand Dollars ($825,000) in cash, the options held by Adkisson for Common will be converted into Seven Hundred Ninety Nine Thousand Dollars ($799,000) in cash and the options held by Adkisson for Special will be converted into Six Hundred Thousand Dollars ($600,000) in cash.

        The Merger shall be consummated after the closing provided in
   Section 1.02 hereof when properly executed Articles of Merger are filed with the Secretary of State of Delaware in accordance with the Delaware Corporation Law and when the Plan of Merger is received by the Delaware Secretary of State and filed by the Secretary of State in the State of Delaware (the "Effective Time").

        1.02 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") and the Plan of Merger shall take place at the offices of Dykema Gossett, 1577 N. Woodward Avenue, Suite 300, Bloomfield Hills, Michigan 48304, on June 9, 1995, or at such other time and place as Newell and the Company shall agree.

                                 ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Newell and Acquisition that:

        2.01 ORGANIZATION AND AUTHORITY. The Company is duly organized, validly existing and in good standing under the laws of Delaware with all requisite power and authority to own, lease and operate its


   properties and to carry on its business as now being conducted and, except for the State of Indiana, is not qualified in any other jurisdiction. Copies of the Certificate of Incorporation and Bylaws of the Company that have been heretofore delivered to Newell are complete and correct as of the date hereof.

        2.02 SUBSIDIARIES AND AFFILIATES. There are no corporations, partnerships or other entities in which the Company has an equity interest.

        2.03 CAPITALIZATION OF THE COMPANY.

        (a) AUTHORIZED CAPITAL. The authorized capital stock of the Company consists of 10,000 shares of Common Stock, $.01 par value ("Common"), 1,000 shares of Special Stock, $.01 par value ("Special"), and 5,000 shares of Preferred Stock, Series A, redeemable, noncumulative through September 30, 1995 ($105) cumulative dividend thereafter, $.01 par value ("Preferred").

        (b) ISSUED AND OUTSTANDING CAPITAL STOCK. 150 shares of Common are issued and outstanding and owned by Gaffney. 400 shares of Special are issued and outstanding and owned by Gaffney. 5,000 shares of Preferred are issued and outstanding and owned by GE.

        (c) OPTIONS, WARRANTS AND REDEMPTION AGREEMENTS. By its terms, the GE Warrant is exercisable at any time for a number of shares of Common equal to 51% of (i) the number of shares of Common issued and outstanding plus (ii) the number of shares of Common subject to currently exercisable options and warrants. At the Closing, the GE Warrant will be exercisable for 324.015247752 shares of Common. 79 shares of Common are subject to issuance to Prete pursuant to that certain Nonqualified Common Stock Option Agreement dated June 29, 1993. An additional 7.65819567 shares of Common are subject to issuance to Prete pursuant to that certain Nonqualified Common Stock Option Agreement dated as of February 25, 1995. 79 shares of Common are subject to issuance to Adkisson pursuant to that certain Nonqualified Common Stock Option Agreement dated August 30, 1993.
   4.34942322 shares of these 79 shares of Common are subject to redemption pursuant to that certain Common Stock Redemption Agreement dated as of February 25, 1995. 18.1818183 shares of the 400 shares of Special held by Gaffney are subject to redemption pursuant to that certain Special Stock Redemption Agreement dated as of February 25, 1995, by and between the Company and Gaffney. 200 shares of Special are subject to issuance to Prete pursuant to that certain Nonqualified Special Stock Option Agreement dated as of June 30, 1993. 200 shares of Special are subject to issuance to Adkisson pursuant to that certain Nonqualified Special Stock Option Agreement dated as of August 30, 1993. 54.5454546 shares of these 200 shares of Special issuable to Adkisson are subject to redemption pursuant to that certain Special Stock Redemption Agreement dated as of February 25, 1995.

        (d) CAPITAL STRUCTURE AS OF THE CLOSING. Assuming that all options, warrants and rights to redeem are fully exercised as of the Closing, the capital stock of the Company as of the Closing will be as set forth below.



     GAFFNEY            GECC            PRETE         ADKISSON
     -------            ----            -----         --------

    150 Shares      324.01524775      86.65819567    74.65057178
    Common          Shares Common     Shares Common  Shares Common
    (23.61%)        (51%)             (13.64%)       (11.75%)

    381.8181817     0 Shares          200 Shares     145.4545454
    Shares Special  Special           Special        Shares Special
    (52.50%)                          (27.50%)       (20%)

    0 Shares        5,000 Shares      0 Shares       0 Shares
    Preferred       Preferred         Preferred      Preferred
                    (100%)

        (e) GENERAL. All shares of Gaffney Stock and GE Stock have been issued pursuant to and in accordance with valid exemptions from registration under the Securities Act of 1933, as amended, and applicable state securities laws, and rules and regulations under such laws. There are no pre-emptive rights to acquire any capital stock of the Company. Other than as described in this Section 2.03, there are no other shares of capital stock or other equity securities (or debt securities with any voting rights or convertible into securities with any voting rights) of the Company outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of capital stock of the Company.

        2.04 AUTHORIZATION. The Company has full power and authority to enter into this Agreement and the Plan of Merger and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company's Board of Directors and shareholders, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby. This Agreement and the Plan of Merger have been duly executed and delivered by the Company. This Agreement is, and subject to approval by the Shareholders of the Company, the Plan of Merger will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms. This Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally and by principles of equity. Except as set forth on Schedule 2.04, neither the execution and delivery of this Agreement nor the Plan of Merger by the Company, nor the consummation of the transactions contemplated hereby and thereby, nor compliance with the Company with any of the provisions hereof or thereof will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation


   of any lien, security interest, charge or encumbrance upon any of the material properties or assets of the Company, under any of the terms, conditions or provisions of (x) its charter or Bylaws, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party, or by which any property or assets of the Company may be subject, other than any violation, conflict, default, breach, termination or acceleration which would not have a serious detrimental effect on the ability of the Company to consummate this Agreement or on the ongoing business or future prospects of the Company (a "Material Adverse Effect"), or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation application to the Company or any of its properties or assets. No notice or report to, filing with, or authorization, consent or approval of, any public body or authority is necessary for the execution, delivery and performance by the Company of this Agreement or the Plan of Merger.

        2.05 FINANCIAL STATEMENTS. The (i) audited balance sheets as of December 31, 1994, and the unaudited balance sheets as of April 30, 1995 (the unaudited balance sheet as of April 30, 1995, being referred to herein as the "Company Balance Sheet"), and (ii) the audited statements of income, stockholders equity and cash flow for the fiscal years ended December 31, 1993 and 1994, and unaudited statements for the period ending April 30, 1995 that have heretofore been delivered to newell fairly present the financial condition and results of operations of the Company as at the respective dates and all such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved except that the interim financial statements do not include full financial footnotes and are subject to customary year-end and audit adjustments.

        2.06 INVENTORY. All inventory reflected on the Company Balance Sheet or thereafter acquired was acquired or manufactured in the ordinary course of business, and is usable or saleable in the ordinary course of business except for inventory items which are obsolete or not usable or saleable in the ordinary course of business which have been written down or for which adequate reserves or allowances have been provided as shown in the Company Balance Sheet.

        2.07 RECEIVABLES. All of the accounts reflected in the Company Balance Sheet have arisen from bonafide transactions by the Company in the ordinary course of business and no portion of any such account receivable is currently subject to counterclaim or set off or is in dispute, except in the ordinary course of business. The accounts receivable are good and collectible in the ordinary course of business at the net aggregate recorded amounts thereof after giving effect to the reserves as set forth in the Company Balance Sheet. All payments received by Acquisition with respect to any customers or third parties where the debt or other obligation is reflected in the Company's accounts receivable on the Closing Date (the "Accounts") shall be applied to such Account until such Account is paid in full.





        2.08 ABSENCE OF CERTAIN CHANGES.

        (a) Except as set forth on Schedule 2.08, since May 1, 1995, the Company has conducted its business only in the ordinary and usual course and has not experienced any changes in its condition (financial or otherwise), assets, liabilities, business or operations which individually or in the aggregate had a Material Adverse Effect. Without limiting the generality of the foregoing sentence, since May 1, 1995, the Company has not:

             (i) paid, discharged or satisfied any liability or obligation (whether accrued, absolute, contingent or otherwise) in excess of $10,000 other than the payment, discharge or satisfaction in the ordinary and usual course of business, of liabilities or obligations shown or reflected on the Company Balance Sheet or incurred any liability or obligation in excess of $10,000 except in the ordinary course of business since the date of the Company Balance Sheet;

             (ii) except for mortgages, pledges, liens, security interests, encumbrances, restrictions or charges in existence on April 30, 1995, or in the ordinary and usual course of business, permitted or allowed any assets (whether real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, or sold, transferred or otherwise disposed of any of its notes or accounts receivable;

             (iii) written off as uncollectible any notes or accounts receivable or written down the value of any inventory other than in the ordinary and usual course of business;

             (iv) cancelled or waived any claims or rights or sold, transferred, distributed or otherwise disposed of any assets, except assets in the ordinary and usual course of business;

             (v) disposed of or permitted to lapse any rights in, to or for the use of any patent, trademark, trade name or copyright;

             (vi) granted any increase in the base compensation or other payment to any director, officer or employee, whether now or hereafter payable or granted (other than increases in compensation in the ordinary course consistent in timing and amount with past practice) or granted any severance or termination pay (other than for severance pay in amounts consistent with the Company's established severance pay practices), or entered into or varied the terms of any employment agreement with any such person;

             (vii) made any capital expenditure or commitment in excess of the capital budget attached to and made a part of
        Schedule 2.08 for additions to property, plant or equipment, or leased or agreed to lease any assets which, if purchased, would be reflected in the property, plan or equipment accounts;




             (viii) made any material change in any method of accounting or keeping its books of account or accounting practices;

             (ix) paid any amounts which individually exceeded $10,000 to, or sold or otherwise disposed of any assets valued individually in excess of $10,000 to, acquired any assets from, or entered into any agreement or arrangement with, any Affiliated Person (other than payments of compensation to employees for wages in the ordinary course). For purposes of this Agreement, "Affiliated Person" means any present director, officer, shareholder or employee of the Company and any member of such person's family and any entity in which such person or any member of such person's family has an interest or which is controlled, directly or indirectly, by such person or any member of such person's family;

             (x) incurred any obligation or liability, including, without limitation, any liability for nonperformance or termination of any contract, except liabilities incurred in the ordinary and usual course of the business, none of which will adversely effect or has adversely affected the business or the Company's financial condition;

             (xi) authorized for issuance, issued, delivered or sold any debt or equity securities, or altered the terms of any outstanding securities issued by it or in any way increased its indebtedness for borrowed money; or

             (xii) declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property or otherwise) in respect of Gaffney Stock or GECC Stock, or redeemed, purchased or otherwise acquired any Company Common, Special or Preferred, any securities convertible into or exchangeable for any Company Common, Special or Preferred or any options, warrants or other rights to purchase or subscribe to any of the foregoing (and no dividends are or will be owed on Gaffney Stock or GECC Stock).

        2.09 LITIGATION AND OTHER PROCEEDINGS.  Except as set forth on
   Schedule 2.09, neither the Company nor any Shareholder is currently a party to any pending or to the knowledge of the Company, threatened claim, action, suit, investigation or proceeding, or subject to any order, judgment or decree relating to or affecting the Company or, with respect to the Shareholders, relating to or affecting their shares of Company Common, Special or Preferred or their positions with the Company.

        2.10 COMPLIANCE WITH LAWS. Except as described in Schedule 2.10, the Company is not in violation of any statute or other rule or regulation of any governmental body, the violation of which is likely to have a material adverse effect upon the business, operations, properties, financial conditions or earnings of the Company. Schedule
   2.10 lists all licenses, registrations and permits, and applications, with respect to the business and operations of the Company. The Company currently has all material governmental approvals, consents,


   licenses, registrations and permits necessary to carry on its business as presently conducted. The Company has not received notice of violation of any laws or notice of any proposed regulations or changes in the requirement of such approvals, consents, licenses, registrations or permits.

        2.11 TAX RETURNS AND AUDITS. The Company has filed with the appropriate governmental agencies all tax returns required to be filed by it and has paid, or made provision for the payment of, all taxes of every type and description which have or may become due, and such returns accurately reflect the Company's obligations to pay taxes for the periods covered therein under the applicable tax laws. The accruals and reserves for taxes reflected in the Company's Balance Sheet are adequate to pay in full all taxes that have accrued for any period which are not yet due and payable. No examination relating to any tax returns is currently in progress of which the Company has received notice, and no waivers of statutes of limitation have been given or requested. The federal income tax liabilities of the Company have never been audited by the IRS.

        2.12 TITLE TO PROPERTIES; MOLDS.

        (a) Schedule 2.12(a) sets forth: (i) a true and complete list of all real property leases of the Company and all personal property leases to which the Company is a party as lessee as of the date hereof involving an annual lease payment of more than $10,000, including an identification of the parties, the property, the term of the lease and the rent or lease payments thereunder; and (ii) a true and complete list of all real property owned by the Company as of the date hereof (the "Real Property"), including an identification of the property, the record owner and the principal structures on it.

        (b) Except as set forth in Schedule 2.12(b), the Company has good and marketable title to all of its properties and assets, real, personal and mixed, including intangibles, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, and has taken all steps necessary or otherwise required to perfect and protect its rights in and to its properties and assets, including intangibles. All properties and assets owned and currently used by the Company in the Company's business are in good condition and state of repair that permits the Company to operate its business in a manner consistent with past operations and are not in violation of any applicable laws, including, without limitation, building and zoning laws, and no actual notice of any violation of building or other laws, statues, ordinances or regulations relating to such business, property or assets has been received. All of the Company's assets are at the locations listed in Schedule 2.12(b).

        (c) All molds owned by the Company for products currently in the Company's current product offering are in good operating condition, subject to ordinary wear and tear. All molds are at the locations listed in Schedule 2.12(c).

        2.13 CONTRACTS AND COMMITMENTS. Except for agreements as described in Schedule 2.13, the Company has no written or oral contracts, commitments or other agreements or arrangements, including


   any notes, loans agreements, guarantees or other evidences of indebtedness of the Company, involving an aggregate consideration with a value in excess of $50,000, or any contracts, commitments or other agreements or arrangements with any Affiliated Person.

        All of such contracts, commitments or other agreements or arrangements to which the Company is a party or by which any of its assets or properties are bound or affected are in full force and effect and to the best knowledge of the Company and the Shareholders no event or condition has occurred or exists or is alleged by any of the other parties thereto to have occurred or exist, which constitutes or with lapse of time or giving of notice might constitute a default or basis for acceleration under any such contract, commitment, arrangement or other agreement. The Company has not given any revocable or irrevocable power of attorney to any person, firm or corporation for any purpose whatsoever.

        2.14 EMPLOYEE RELATIONS. The Company is not a party to any collective bargaining agreement covering or relating to any of its employees and has not recognized, is not required to recognize and during the past five years has not received a demand for recognition by any collective bargaining representative or experienced any strikes or work stoppages or slowdowns. To the best knowledge of the officers of the Company, the Company is in compliance with all applicable laws, rules or regulations relating to employment or employment practices, including those relating to wages, hours, collective bargaining and the withholding and payment of taxes and contributions, and the Company is in compliance with the Occupational Safety and Health Act and applicable Federal Civil Rights laws. The officers of the Company have no actual knowledge of any controversies pending or threatened between the Company and any of its employees.

        2.15 EMPLOYEE BENEFIT PLANS.

        (a)  DEFINITIONS.  For purposes of this Section 2.15:

             (i) ARRANGEMENTS. The term "Arrangements" means any personnel policy (including, but not limited to, vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), salary reduction agreements, change-in-control agreements, employment agreements, consulting agreements or any other benefit, program, agreement or contract, whether or not written, (1) which currently or since April 1, 1992, is being or has been maintained for employees of the Company, or (2) to which the Company makes or is required to make or since April 1, 1992, made or was required to make, contributions.

             (ii) PLAN. The term "Plan" includes each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act ("ERISA") (other than a Multiemployer Plan and including terminated Plans) (1) which currently or since April 1, 1992, is being or has been maintained for employees of the Company or of any Control Group member, or (2) to which the Company or any Control Group member makes or is required to make,



        or since April 1, 1992, made or was required to make, contributions.

             (iii) MULTIEMPLOYER PLAN. The term "Multiemployer Plan" means any employee benefit plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA and to which the Company or any Control Group member has or has ever had any obligation to contribute.

        (b) PLANS LISTED. All Arrangements, Plans and Multiemployer Plans are set forth on Schedule 2.15.

        (c)  OPERATIONS OF PLANS.

             (i) Each Arrangement and each Plan has been administered in all material respects in compliance with its terms and with all filing, reporting, disclosure and other requirements of all applicable statues (including, but not limited to, ERISA, the Code and the Consolidated Omnibus Budget Reconciliation Act of
        1986), regulations and interpretations thereunder.

             (ii) All oral or written communications with respect to each Arrangement and each Plan currently and in the past reflect and have reflected in all material respects the documents and operations of the Arrangement or Plan and no person has or had any liability by reason of any such communication or any failure to communicate with respect to any Arrangement or Plan.

             (iii) Neither the Company nor any employees or directors, nor any fiduciary, has engaged in any transaction, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by the Company is contemplated herein, in violation of
        Section 406(a) or (b) of ERISA or which is a "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or
        Section 4975(d) of the Code or for which no administrative exemption has been granted under Section 408(a) of ERISA.

             (iv) Each Qualified Plan (together with its related funding instrument) is qualified and tax exempt under Section 401 and 501 of the Code and is the subject of a favorable Internal Revenue Service determination with respect to such qualification and exemption.

             (v) No matter is pending relating to any Arrangement or Plan before any court or governmental agency.

             (vi) Every fiduciary and official of each Plan is bonded to the extent required by Section 412 of ERISA, and no civil or criminal action with respect to any Arrangement or Plan, pursuant to any federal or state law, has been brought, is pending or is threatened, against the Company, any subsidiary or affiliate thereof, any officer, director or employee thereof or any fiduciary of any Plan.



             (vii) No Plan fiduciary or any other person has, or has had, any liability to any participant or beneficiary under any Plan or Arrangement or to any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Plan or Arrangement, including, but not limited to, any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights, except for benefits payable in the normal operation of the Plan or Arrangement.

             (viii) Except as set forth on Schedule 2.15(c), there are no Plans or Arrangements to which the Company is a party or by which it is bound and under which, as a result of this Agreement or any other particular transaction, any director, officer, employee or other agent of the Company shall or may acquire rights with respect to any Plan or Arrangement (including, without limitation, the creation, increase or extension of new or existing rights), become entitled to a distribution or payment with respect to any Plan or Arrangement at a date earlier than if this Agreement had not been signed or such other transaction had not occurred, or otherwise receive or become vested in rights or benefits with respect to any Plan or Arrangement.

        (d)  PLAN DOCUMENTS AND RECORDS.

             (i) Complete and correct copies of all current and prior documents as in effect after January 1, 1990, including all amendments thereto, with respect to each Arrangement and Plan, have been heretofore delivered to Newell. These documents include, but are not limited to, the following: Plan and Arrangement documents, trust agreements, insurance contracts, annuity contracts, summary plan descriptions, filings with governmental agencies, investment manager and investment adviser contracts, actuarial reports, audit reports, financial statements, premium reports to PBGC (Form PBGC1), Internal Revenue Service determination letters, Internal Revenue Service recognitions of exemption, annual reports (Form 5500) for the most recent three plan years ending prior to the date hereof and any other general explanation or communication distributed or otherwise provided to participants in such Arrangement or Plan which describes all or any relevant aspect of each Arrangement or Plan.

             (ii) At the Effective Time, the participant or beneficiary records with respect to each Arrangement and Plan shall be in the custody of the persons listed on Schedule 2.15(d). All such records accurately set forth, in all material respects, the history of each participant and beneficiary in connection with each Arrangement and Plan and accurately state, in all material respects, the benefits earned and owed to each such person as of the date hereof.






        (e)  FINANCES.

             (i) The Company does not currently maintain nor has ever maintained a Title IV Plan.

             (ii) All contributions payable to each Qualified Plan for all benefits earned and other liabilities accrued through December 31, 1992, determined in accordance with the terms and conditions of such Qualified Plan, ERISA and the Code, have been paid or otherwise provided for, and, to the extent unpaid, are reflected in the Company Balance Sheet.

             (iii) Set forth on Schedule 2.15(e) is (1) the amount of the liability for minimum contributions for the last three plan years to any Qualified Plan, (2) the approximate amount of the minimum contribution to any Qualified Plan for the plan year during which the Closing Date is to occur, and (3) the annual cost of providing coverage under any Plan that is a welfare plan as defined in Section 3(1) of ERISA to all former employees of the Company and all dependents of a former employee.

        (f) MULTIEMPLOYER PLANS. The Company has no Multiemployer Plans. Pursuant to the Agreement between Ashland Products, Inc. and Plastic Workers' Union Local No. 18 AFL-CIO, the Company was formerly obligated to contribute to the Midwest Pension Plan and the Central States Joint Board, Health and Welfare Trust Fund.

        2.16 INTELLECTUAL PROPERTY. Schedule 2.16 sets forth a current and complete list of all letters, patent, patent application, trade names, trademarks, service marks, trademark registrations and applications, copyrights and copyright registrations and applications, and all other rights with respect to intellectual property, both domestic and foreign, presently owned, possessed, used or held by the Company (the "Intellectual Property"), and the Company owns the entire right, title and interest in and to the same, except as set forth in
   Schedule 2.16. Schedule 2.16 also sets forth a correct and complete list of all licenses granted to the Company by others and to others by the Company. Neither the conduct of the Company's business nor any of the products it sells or services it provides infringes upon the rights of any other person and the conduct of any other person's business or any of the products it sells of services it provides does not infringe upon any of the Company's rights. The Company has no liability for and has not given any indemnification for patent, trademark or copyright infringement as to any products manufactured, used or sold by it or with respect to services rendered by it.

        2.17 CONFLICTING INTERESTS. Except as set forth on Schedule 2.17, the Shareholders have no direct or indirect interest in any competitor, customer, supplier or other person, firm or corporation which has had any business relationship or material transaction with the Company during the last three years or which is a party to, or has property which is the subject of, any business arrangement with the Company.





        2.18 ENVIRONMENTAL MATTERS.

        (a) DEFINED TERMS. For purposes of this Agreement, the following terms shall have the following meanings:

        (1) "Regulated Materials" shall mean those materials or substances defined as "hazardous substances," "hazardous materials," "hazardous waste," "toxic substances," "toxic pollutants," "petroleum products" or similar designations under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq. ("RCRA"), and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq. or regulations promulgated pursuant thereto.

        (2) "Governmental Agency" means any federal, state, local or foreign government, political subdivision, court, agency or other entity, body, organization or group exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government with authority or jurisdiction of the business of the Company, the assets and properties owned or leased by the Company, or the operation conduct or occupancy thereof.

        (3) "Environmental Laws" shall mean any requirement of federal, state, or local law, civil or criminal, or regulation, relating to air quality, surface water quality, ground water quality, soil, solid waste management, hazardous or toxic substances, or the protection of human health or the environment, set forth in or promulgated pursuant to the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C. Sect. 1251 et seq., its regulations and equivalent or similar state statute and regulations; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Sect. 6901 et seq., its regulations and equivalent or similar state statute and regulations; the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. Sect. 9601 et seq., its regulations and equivalent or similar state statute and regulations; and the Hazardous Material Transportation Act ("HMTA"), 49 U.S.C. Ap. Sect. 1471, its regulations and equivalent or similar state statute and regulations.

        (4)  "Hazardous Waste" shall have the meaning set forth in RCRA
             Section 1004(5).

        (5) "Hazardous Substance" shall have the meaning set forth in CERCLA Section 101(14).

        (b) Except as set forth in Schedule 2.18, the Company has complied with applicable Environmental Laws and any valid undisputed orders and directives of any Governmental Agency.




        (c) Except as set forth in Schedule 2.18, the Company has not been charged with, nor has the Company received any written notice of, and no officer of the Company has received any oral notice, that the Company is under investigation for the failure to comply with any Environmental Laws or any orders and directives of any Governmental Agency with respect to the use, generation, storage, transportation, handling, abandoning, dumping, releasing, leaching, escaping, burying, disposing, discharging or emitting of any Regulated Materials pertaining to the business of the Company, the assets and properties owned or leased by the Company, or the operation, conduct or occupancy thereof.

        (d) Except as set forth in Schedule 2.18, the Company has not received from any Governmental Agency or private party any (i) complaint or notice asserting potential liability, (ii) since April 1, 1992, requests for information, or (iii) request to investigate or clean up any site under the FWPCA, CERCLA, or under any state law comparable thereto.

        (e) Each transporter and disposal facility that has transported or disposed of any Hazardous Waste on behalf of the Company, if any, is listed in Schedule 2.18. All manifests in the possession of the Company have been made available to Newell prior to the Closing and are included in Schedule 2.18.

        (f) Except as set forth in Schedule 2.18, there has not been a release of a reportable quantity a Hazardous Substance at or from any Company facility.

        (g) There are no underground storage tanks, as defined by RCRA and applicable state law, located on any real property now owned or leased by the Company, and the Company is not a transfer, storage or disposal (TSD) facility requiring a Part B RCRA permit.

        (h) The Company has made available to Newell all known written reports issued to Governmental Agencies by or on behalf of the Company, or by any of its representatives or consultants, with respect to environmental matters. All environmental audits, assessments and studies within the possession of the Company regarding real property now owned or leased by the Company are identified in Schedule 2.18.

        (i)  Each of the representations and warranties contained in this
   Section 2.18 shall be in addition to, and not in lieu of, any other representation or warranty contained in this Agreement.

        2.19 ABSENCE OF UNDISCLOSED LIABILITIES. For the purposes of this Section 2.19, "material" shall mean having a value of $25,000 individually or $100,000 in the aggregate. The Company does not have any material liabilities or obligations due or to become due, whether absolute, accrued, contingent or otherwise, and there are no material claims or causes of action that may be asserted against the Company which arise with respect to or relate to any period or periods on or prior to the date hereof, except (a) as, and to the extent, set forth or specifically reserved against on the Company Balance Sheet; (b) for liabilities incurred since April 30, 1995 in the ordinary course of business consistent with past practice (including without limitation,


   for chargebacks, returns and similar matters pursuant to the Company's ordinary course arrangements and practices with respect to such matter as reflected in Schedule 2.19); and (c) for any other matters disclosed in or pursuant to this Agreement (including its disclosure schedules).

        2.20 INSURANCE. The Company has in full force and effect the policies of insurance listed in the amounts described in Schedule 2.20 hereto, and all premiums due thereon have been paid. The Company does not have any interest in any other insurance policy. Schedule 2.20 accurately reflects the insurance claims experience of the Company for the past three years.

        2.21 CUSTOMERS AND SUPPLIERS. Schedule 2.21 contains a list of the Company's 20 largest customers and 10 largest suppliers (measured by dollar volume of purchases and sales, as applicable) during each of the last three fiscal years and the percentage or dollar volume of the Company's business which each such customer or supplier represented. Except as described in Schedule 2.21 the Company is not presently engaged in any disputes with customers or suppliers. To the best knowledge of the officers of the Company, no customer or supplier is considering, termination or non-renewal of its arrangements with the Company which would in the aggregate have a material adverse effect on the Company. At no time during the two years prior to the date hereof have the sales, manufacturing or other business operations of the Company been materially affected by shortages or availability of products or raw materials necessary to sell or manufacture the products presently sold by the Company.

        2.22 PRODUCT QUALITY. The Company has heretofore delivered to Newell true and complete copies of any standard written warranties, extended by the Company with respect to its products. No claims have been made against the Company for (a) credit or refunds with respect to products returned or returnable by customers, except in the normal course of business, or (b) personal injury arising out of events occurring on or prior to the date hereof based upon defective products, any violation of express or implied product warranties, or similar claims with respect to products delivered by the Company to customers or distributors on or prior to the date hereof.

        2.23 BROKERS AND FINDERS. Other than as described on Schedule 2.23, neither the Company nor the Shareholders has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for the Company or the Shareholders in connection with this Agreement, the Plan of Merger or the transactions contemplated hereby and thereby.

        2.24 DISCLOSURE. No representation, warranty or other statement by the Company or the Shareholders herein or in the schedules hereto, or in any other document entered into in connection with this Agreement, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.




                                 ARTICLE III
          Representations and Warranties of Newell and Acquisition

        Newell and Acquisition jointly and severally represent and warrant to the Company that:

        3.01 ORGANIZATION AND AUTHORITY. Each of Newell and Acquisition is duly organized, validly existing and in good standing under the laws of Delaware, with power to own its property and to carry on its business as now being conducted, and each is qualified in each other jurisdiction in which qualification is required for it to hold the property or conduct the business it holds or conducts therein, except to the extent that all failures of both such entities so to qualify in the aggregate would not have a Material Adverse Effect on the financial condition, business or operations of Newell and its subsidiaries taken as a whole.

        3.02 CAPITALIZATION. The authorized capital stock of Newell consists of (a) 400,000,000 shares of Newell Common Stock, $1.00 par value, of which 157,909,000 shares are issued and outstanding, and (b) 10,000,000 shares of Preferred Stock consisting of (i) 10,000 shares without par value, of which no shares are issued and are outstanding and (ii) 9,990,000 shares of Preferred Stock, $1.00 par value, of which no shares are issued or outstanding. The authorized capitalization of Acquisition consists of 1,000 shares of Common Stock, par value $1.00 per share, of which all 1,000 shares are issued and outstanding and owned directly by Newell.

        3.03 AUTHORIZATION. Newell and Acquisition have full power and authority to enter into this Agreement and the Plan of merger and to carry out their obligations hereunder and thereunder. The transactions contemplated hereby and thereby have been duly authorized by their respective Boards of Directors and by Newell as the sole shareholder of Acquisition, and no other corporate proceedings on the part of Newell or Acquisition are necessary to authorize this Agreement, the Plan of merger and the transactions contemplated hereby and thereby. This Agreement and the Plan of Merger are valid and binding obligations of Newell and Acquisition enforceable against Newell and Acquisition in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally and by principles of equity. Neither the execution and delivery of this Agreement nor the Plan of Merger by Newell and Acquisition, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Newell and Acquisition with any of the provisions hereof or thereof will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Newell, under any of the terms, conditions or provisions of (x) the charter or by-laws of Newell or Acquisition or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Newell or Acquisition is a party, or by which either of them


   is, or any of their properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Newell or any of its properties or assets. Other than in connection with or in compliance with the provisions of the Corporation Law of the State of Delaware, the Securities Act, the securities laws of the various states, no notice to, filing with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Newell or Acquisition of the transactions contemplated by this Agreement and the Plan of Merger.

        3.04 BROKERS AND FINDERS. Except as described in Schedule 3.04, neither Newell nor any of its subsidiaries, nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commission or finders' fees, and no broker or finder has acted directly or indirectly for Newell or any of its subsidiaries in connection with this Agreement or the Plan of Merger or the transactions contemplated hereby and thereby.

        3.05 DISCLOSURE. Newell has not made any material misrepresentation to Ashland or Gaffney relating to this Agreement or the Newell Common Stock and Newell has not omitted to state to Ashland or Gaffney any material fact relating to this Agreement or the Newell Common Stock which is necessary in order to make the information given by or on behalf of Newell to Ashland or Gaffney at or prior to Closing (including Newell's reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all of which reports required to be filed by Sections 13 and 15(d) of the Exchange Act during the preceding 12 months have been filed on a timely basis) not misleading or which if disclosed would reasonably affect the decision of a person considering an acquisition of the Newell Common Stock.

        3.06 CURRENT PLANS AND INTENTIONS. It is the current plan and intention of Newell that:

             (i) Newell will not reacquire any of the Newell Common Stock issued in the Merger, to liquidate Acquisition with or into any other corporation, sell or otherwise dispose of Acquisition's stock (except for transfers of stock to corporations controlled by Newell), or cause Acquisition to sell or otherwise dispose of any of its assets or any of the assets acquired from the Company (except for sales and dispositions made in the ordinary course of business or sales or transfers of assets as permitted by Section 368(a)(2)(C) of the Code). Newell intends that Acquisition, after the consummation of the Merger, continue the business of the Company. Newell does not directly or indirectly own, nor has it directly or indirectly owned during the past five years, any shares of stock of the Company;

             (ii) Acquisition will acquire at least 90% of the fair market value of the Company's net assets and at least 70% of the fair market value of the Company's gross assets held by Company immediately prior to the Merger. For purposes of this representation, amounts paid by the Company to its shareholders who receive cash or other property, Company assets used to pay


        its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the Merger will be included as assets of the Company held immediately prior to the Merger;

             (iii) Immediately prior to the Merger, Newell will be in control of Acquisition within the meaning of Section 368(c) of the Code;

             (iv) Newell will not cause Acquisition the Company to issue additional shares of Acquisition's stock that would result in Newell losing control of Acquisition within the meaning of
        Section 368(c) of the Code;

             (v) Immediately following the Merger, Acquisition will continue historic business of the Company or use a significant portion of the Company's historic business assets in a business within the meaning of Treas. Reg. Sect. 1.368-1(d);

             (vi) Newell and Acquisition will pay their respective expenses, if any, incurred in connection with the transaction;

             (vii) The payment of cash in lieu of fractional shares of Newell Common Stock is solely for the purpose of avoiding the expense and inconvenience to Newell of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Gaffney instead of issuing fractional shares of Newell Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to Gaffney in exchange for the Gaffney Stock;

             (viii) None of the compensation received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of Company Common Stock; none of the shares of Newell Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

             (ix) Neither Newell nor Acquisition are "investment companies" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

             (x) The fair market value of the assets of the Company transferred to Acquisition will equal or exceed the sum of the liabilities assumed by Acquisition, plus the amount of liabilities, if any, to which the transferred assets are subject.

             (xi) No stock of Acquisition will be issued in the transaction.




             (xii) There is no intercorporate indebtedness existing between Newell and the Company, or between Acquisition and the Company, that was issued, acquired or will be settled at a discount.

             3.07 NEWELL COMMON STOCK. The shares of Newell Common Stock to be issued and delivered pursuant to the provisions of this Agreement will on the Closing Date (i) have been validly issued and outstanding, fully paid and non-assessable, (ii) be eligible to vote in the election of Newell's Board of Directors and at the Closing, and Newell shall not have received any stop order or any similar order from the Securities and Exchange Commission or other applicable regulatory agency which would prevent the registration of the Newell Common Stock. The shares of Newell Common Stock to be issued and delivered pursuant to the provisions of this Agreement will be listed on the New York Stock Exchange pursuant to a listing application to be filed not later than twenty days after the Closing Date.

        3.08 CONSIDERATION. The consideration to be delivered to the Shareholders pursuant to this Agreement, the Plan of Merger and the Warrant Purchase Agreement is all of the consideration to be delivered in exchange for the Gaffney Stock, the Prete Option, the Adkisson Option, the GECC Stock and the GECC Warrant (collectively the "Ashland Equity"). No other consideration has been or will be delivered to any party in exchange for the Ashland Equity.


                                 ARTICLE IV
               CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

        4.01 CONDUCT OF THE COMPANY'S BUSINESS PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, the Company shall conduct its operations according to its ordinary and usual course of business consistent with past and current practices and use its best efforts to maintain and preserve its business organization, prospects, employees and advantageous business relationships and shall not, without the prior written consent of the Chief Executive Officer, the President or a Vice President of Newell, take any action or permit to occur any event set forth in Section 2.08.

                                  ARTICLE V
                            ADDITIONAL AGREEMENTS

        5.01 ACCESS AND INFORMATION. The Company shall afford to Newell and to its accountants, counsel and other representatives, full access during regular business hours and upon reasonable notice, during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of the Company, and, during such period, the Company shall furnish promptly to Newell all other information concerning the business, properties and personnel of the Company as Newell may reasonably request.





        5.02 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger, including, without limitation, using reasonable efforts to satisfy the conditions contained in Article VI hereof. The Company and Newell will use their best efforts to obtain consents of all third parties and governmental bodies necessary or, in the opinion of both parties, desirable for the consummation of the transactions contemplated by this Agreement and the Plan of Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and the Plan of Merger, the proper officers and/or directors of the Company, Newell or Acquisition, as the case may be, shall take all such necessary action. Prior to the earlier of the Effective Time or the earlier termination of this Agreement pursuant to Article VII hereof, each Shareholder shall except as set forth on Schedule 5.03, (i) continue to own, of record and beneficially, all right, title and interest to the shares of Company Common, Special and Preferred (including options and warrants relating thereto) owned as of the date hereof, free and clear of all security interests, liens, claims, pledges, escrows, options, warrants, rights of purchase, equities, charges, encumbrances, proxies, voting trusts and restrictions on voting rights whatsoever, and (ii) not enter into any contract, agreement, understanding or restriction of any kind relating to any shares of Company Common, Special and Preferred (including options and warrants relating thereto). During the period from the date of this Agreement to the Effective Time, or such earlier termination of the Agreement pursuant to Section 9 hereof, the Company shall not and shall cause its directors, officers, agents and employees not to solicit, authorize the solicitation of or enter into any discussion (or continue any discussion) with any third party (including the provision of any information to a third party regarding the Company) concerning any offer or possible offer from any such third party (i) to issue or purchase any Company Common, Special and Preferred, any option or warrant to purchase Company Common, Special and Preferred, or any securities of the Company, (ii) to purchase, lease or otherwise acquire all or a substantial portion of the assets of the Company relating to the Business or (iii) to merge, consolidate or otherwise combine with the Company.

        5.03 INTERIM FINANCIAL STATEMENTS. During the period prior to the Effective Time, the Company shall deliver to Newell monthly an unaudited balance sheet as at the end of such month and the unaudited statements of income and stockholders' equity of the Company for a period then ended (the "Interim Financial Statements"). The Interim Financial Statements shall be correct and complete and shall fairly present the financial condition, stockholders' equity, and results of operations of the Company as of the respective dates and the Interim Financial Statements shall be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved.




        5.04 CERTAIN NOTIFICATIONS. At all times until the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Article VI.

        5.05 PRESS RELEASES. The parties agree that, except as otherwise provided by law, no press release or other public announcement with respect to this Agreement or the transactions contemplated hereby shall be made without the prior approval of all parties hereto.

        5.06 TRANSACTIONAL COSTS. Each party hereto shall pay or be responsible for its or his expenses in connection with the transactions contemplated by this Agreement. The Company shall be responsible for expenses incurred by the Company and its shareholders after May 1, 1995, in connection with the transactions contemplated by this Agreement in an amount not to exceed One Hundred Thirty Thousand Dollars ($130,000).

        5.07 CONFIDENTIALITY AND NON-USE. If for any reason the transactions contemplated by this Agreement are not completed, then Newell and Acquisition agree to return to the Company (and not thereafter use in their own businesses or otherwise or disclose the contents thereof) all documents, data and other materials respecting the Company's business furnished to or obtain by either Acquisition or Newell or its representatives pursuant to the access granted pursuant to Section 5.01 or previous thereto.

                                 ARTICLE VI
                                 CONDITIONS

        6.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CONSUMMATE THE MERGER. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) AUTHORIZATION. The Plan of Merger shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of the Company's Common, Special and Preferred.

        (b) PROCEEDINGS. At the Effective Time there shall be no action or proceeding initiated by any governmental agency or any third party pending which seeks to restrict, prohibit or invalidate any material transaction contemplated by this Agreement or the Plan of Merger or to recover substantial damages or other substantial relief with respect thereto and no injunction or restraining order shall have been issued by any court restraining, prohibiting or invalidating any such material transaction.

        6.02 CONDITIONS TO OBLIGATIONS OF THE COMPANY TO CONSUMMATE THE MERGER. The obligations of the Company to consummate the Merger shall be subject to the fulfillment (or waiver by the Company and the Shareholders) at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Newell and Acquisition set forth in Article III hereof


   shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed by the Chief Executive officer, the President or a Vice President of Newell to that effect.

        (b) PERFORMANCE OF OBLIGATIONS. Newell shall have performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and the Company shall have received a certificate singed by the Chairman of the Board, the President or a Vice President of Newell to that effect.

        (c) PERMITS, AUTHORIZATIONS, ETC. Newell shall have obtained any and all material permits, authorizations, consents or approvals of state securities commissions and of any other public body or authority required for the lawful consummation of the Merger.

        (d) OPINION OF ASSISTANT GENERAL COUNSEL. Richard H. Wolff, Assistant General Counsel for Newell, shall have furnished to the Company its opinion as of the Closing in the form and to the effect set forth in Exhibit B hereto.

        (e) All indebtedness of the Company to GECC under and pursuant to that certain Amended and Restated Loan Agreement dated June 29, 1993, as amended, shall have been paid in full by Newell or Acquisition.

        (f) Acquisition shall have executed an employment agreement with Prete.

        (g) Newell shall have executed the Escrow Agreement (as defined in Section 6.03(f)).

        6.03 CONDITIONS TO OBLIGATIONS OF NEWELL AND ACQUISITION TO CONSUMMATE THE MERGER. The obligations of Newell and Acquisition to consummate the Merger shall be subject to the fulfillment (or waiver by Newell and Acquisition) at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in Article II hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except as otherwise contemplated by this Agreement, and Newell shall have received a certificate signed by the Chairman or a Vice President of the Company to that effect.

        (b) PERFORMANCE OF OBLIGATIONS. The Company shall have performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and Newell shall have received a certificate signed by the Chairman or a Vice President of the Company to that effect.

        (c) PERMITS, AUTHORIZATIONS, ETC. The Company shall have obtained any and all consents or waivers from other parties to contracts other than loan agreements material to the Company's


   business for the lawful consummation of the Merger, and the Company and Newell shall have obtained any and all permits, authorizations, consents or approvals of state securities commissions and of any other public body or authority required for the lawful consummation of the Merger.

        (d) FINANCIAL STATEMENTS. Newell and Acquisition shall have received the Interim Financial Statements.

        (e) OPINION OF COUNSEL. Dykema Gossett PLLC, counsel for the Company, shall have furnished to Newell its opinion as of the Closing in the form and to the effect set forth in Exhibit C hereto.

        (f) ESCROW AGREEMENT. Gaffney, Prete and Adkisson shall have executed an escrow agreement in form of Exhibit D hereto regarding the escrow of cash and certain of their shares of Newell Common Stock to be received in the Merger for the purpose of indemnifying Newell against breaches of the representations, warranties, covenants and agreements contained in this Agreement (the "Escrow Agreement").

        (g) EMPLOYMENT AGREEMENT. Prete shall have executed an Employment Agreement with Acquisition.

        (h)  The Company shall have terminated the 1994 Executive Bonus
   Plan.

                                 ARTICLE VII
                           TERMINATION, AMENDMENT

        7.01 TERMINATION.

        (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Shareholders

             (i)  by mutual consent of the Company and Newell;

             (ii) by either the Company or Newell if the Merger has not taken place by June 30, 1995, unless the failure of the Merger to take place by that date is the result of a breach of any provision of this Agreement by the party seeking to terminate;

             (iii) by Newell if any of the conditions contained in Sections 6.01 and 6.03 have not been satisfied prior to the Closing, unless the failure of such condition is the result of a breach of any provision of this Agreement by Newell;

             (iv) by the Company if any of the conditions contained in Sections 6.01 or 6.02 have not been satisfied prior to the Closing, unless the failure of any such condition is the result of a breach of any provision of this Agreement by the Company.

        (b)  In the event this Agreement is terminated pursuant to
   Section 7.01, such termination shall be without any liability or further obligation of any party to another and the obligations and agreements in this Agreement shall terminate and have no further effect except for liabilities and obligations based on any intentional


   failure to perform or comply with any covenant or agreement herein or for any intentional misrepresentation or material breach of any warranty herein (and such termination shall not constitute a waiver of any claim with respect thereto).

        7.02 AMENDMENT. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto duly authorized by the respective Board of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of the Plan of Merger by the Shareholders, no such amendment, modification or supplement shall change the amount or the form of the consideration to be delivered to the Shareholders as contemplated by this Agreement and the Plan of Merger.

                                ARTICLE VIII
                 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

        The representations, warranties, covenants and agreements of the parties to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the Merger for a period of one year notwithstanding any investigations made by any party hereto or, except as specifically provided otherwise, any actual or constructive knowledge which any party may have regarding a breach of a representation or warranty by any other party; provided, however, that any covenant, agreement, representation or warranty that becomes the subject of a claim under the Escrow Agreement shall survive until resolution of such claim.

                                 ARTICLE IX
                           LIMITATION OF LIABILITY

        The parties hereto understand and agree that the Escrow Agreement and the Warrant Purchase Agreement and the procedures relating thereto as set forth in the Escrow Agreement and the Warrant Purchase Agreement have been established as the sole means and method of providing a remedy to Newell for breach of any of the representations, warranties, covenants and agreements of the Company hereunder after the Merger has become effective. Notwithstanding anything contained in this Agreement to the contrary, Newell agrees that, except to the extent provision has been made therefor under the Escrow Agreement and the Warrant Purchase Agreement, the Company and the Shareholders shall have no liability with respect to any claim, cause of action, obligation of indemnity, breach of any representation, warranty, covenant or agreement or other matter of any nature or character whatsoever arising under or in connection with this Agreement after the Merger has become effective. Newell agrees that after the Merger has become effective its exclusive remedy for any such claim, cause of action, obligation of indemnity, breach of representation or warranty, or other matter shall be its rights against the Escrow Property (as defined in the Escrow Agreement) and its rights under the Warrant Purchase Agreement. Newell further agrees that the liability of the Shareholders under the Escrow Agreement and the Warrant Purchase Agreement shall be limited to Six Hundred Fifty Thousand Dollars ($650,000) in the aggregate.




                                  ARTICLE X
                             GENERAL PROVISIONS

        10.01 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally; (ii) the second business day after being deposited in the United States mail registered or certified (return receipt requested); (iii) the first business day after being deposited with Federal Express or any other recognized national overnight courier service or (iv) on the business day on which it is sent and received by facsimile, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  If to Newell or Acquisition:

                  Newell Co.  Attention: William T. Alldredge
                  One Millington Road
                  Post Office Box 117
                  Beloit, Wisconsin 53511
                  Facsimile:  (608) 365-8290

        With copies to:  Mr. Richard H. Wolff
                  Associate General Counsel
                  Newell Co.
                  4000 Auburn Street
                  Rockford, Illinois 61101
                  Facsimile:  (815) 969-6106

        (b)  If to the Company or the Shareholders:

                  Mr. Thomas F. Gaffney
                  2091 Ocean View Drive
                  Tierra Verde, Florida  33715
                  Facsimile:  (813) 866-3052

        With copies to:  Rex E. Schlaybaugh, Jr., Esq.
                  Dykema Gossett PLLC
                  1577 N. Woodward Ave.
                  Suite 300
                  Bloomfield Hills, Michigan  48304
                  Facsimile:  (810) 540-0763

        10.02 MISCELLANEOUS. This Agreement (including the exhibits, documents and instruments referred to herein or therein):

             (i) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;

             (ii) is not intended to confer upon any other person any rights or remedies hereunder;

             (iii) shall not be assigned by operation of law or otherwise; and


             (iv) may be executed in two or more counterparts which together shall constitute a single agreement.

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, next of kin, distributees, executors, administrators and personal representatives.

        10.03 WAIVER; REMEDIES. No delay or failure on the part of any party hereto to exercise any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power, or privilege hereunder operate as a waiver of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of nay other right, power, or privilege hereunder.

        10.04 SEVERABILITY. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

        10.05 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law) applicable to contracts made and to be performed within such State.

        10.06 ATTORNEY'S FEES. If any party of this Agreement must bring an action to enforce its terms, the prevailing party in such action shall be entitled to receive its out-of-pocket fees and expenses in connection with action from the non-prevailing party or parties.


                                * * * * * * *




















        IN WITNESS WHEREOF, Newell, Acquisition and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                      ASHLAND PRODUCTS, INC.


                                      By: _______________________________


                                      ASHLAND ACQUISITION CO.


                                      By: _______________________________


                                      NEWELL CO.


                                      By: _______________________________



           SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION
               BY AND AMONG ASHLAND PRODUCTS, INC., NEWELL CO.
                         AND ASHLAND ACQUISITION CO.


   DMC/917